Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197648, No. 333-134871, No. 333-117370, No. 333-171630, No. 333-164083, and No. 333-136493) of NOVAGOLD RESOURCES INC. of our report dated January 23, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of NOVAGOLD RESOURCES INC. and our report dated June 18, 2019 relating to the financial statements of Galore Creek Partnership, which appear in this Form 10-K/A of NOVAGOLD RESOURCES INC.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada
June 25, 2019